UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): October 29, 2012

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction	(SEC File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

1101 S. Boone St.
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the nine months ended September 30, 2012. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the three and nine months ended September 30, 2012, was $1,015,000, and $3,106,000, respectively, compared to $1,204,000 and $2,239,000 for the three and nine month periods ended September 30, 2011. The decrease in net income for the three month period was primarily related to increases in commissions paid on loans sold, other real estate owned (OREO) write-downs and other than temporary impairment losses (OTTI), which were only partially offset by a $1,050,000 decrease in provision for credit losses in the current quarter. The increase in net income for the nine month period was primarily related to increases in net interest income, gain on sale of other real estate owned (OREO) and gain on sale of loans, partially offset by an increase in salaries and benefits. Net interest margin increased to 4.23% for the nine months ended September 30, 2012, compared to 4.02% for the same period of the prior year.

Provision for credit losses for the three months ended September 30, 2012, was zero compared to $1,050,000 in the same period a year ago. Net recoveries for the current three month period were $93,000 compared to net charge-offs of $1,093,000 for the same period of the prior year. Provision for credit losses for the nine months ended September 30, 2012, was $400,000, compared to $1,550,000 in the same period a year ago. The decrease in provision for the nine month period is due to improving credit quality as evidenced by decreases in impaired loans and loans rated substandard. Loans classified as substandard decreased $4,989,000 from year-end 2011 to $29,581,000 at the close of the current quarter.

Non-performing loans totaled $11,788,000 at September 30, 2012, compared to $14,035,000 at December 31, 2011 and $11,880,000 at September 30, 2011. Non-performing assets totaled $17,591,000, or 2.73% of total assets, at September 30, 2012, compared to $21,760,000, or 3.39% of total assets, at December 31, 2011.

Net interest income for the three months ended September 30, 2012, decreased $148,000, compared to the same period of the prior year. The decrease is due to declining loan and investment yields. Net interest income for the nine months ended September 30, 2012 increased $582,000, or 3.32%, which is primarily the result of an improvement in funding costs, which reflects a further decrease in rates paid on deposits, as well as a change in the mix of deposits with a greater concentration in demand accounts than higher cost certificates of deposits.

Non-interest income for the three months ended September 30, 2012, decreased by $12,000, or 0.49%, compared to the same period in 2011. Non-interest income was relatively flat as an increase in gain on sales of loans was equally offset by a decrease in gain on sale of investments and an increase in OTTI. Non-interest income for the nine months ended September 30, 2012, increased by $1,541,000, or 29.87%, compared to the prior year. The increase was the result of an increase in gain on sale of loans of $1,318,000 for the nine month period due to increased mortgage refinancing activity driven by the low rate environment. Additionally, gain on sale of OREO increased $419,000 for the current nine month period, which was partially offset by a decrease in gain on sale of investments of $372,000 for the nine months ended September 30, 2012. Non-interest expense for the three and nine months ended September 30, 2012, increased $1,010,000 and $1,786,000, or 16.67% and 9.50%, respectively, compared to the same periods in 2011. The increase is attributable to increases in OREO expenses and salaries and employee benefits related to annual performance and merit increases, coupled with higher commissions paid on the sale of loans held for sale. These expense increases were partially offset by reductions in FDIC assessments.

Total assets increased 0.44% to $644.1 million at September 30, 2012, compared to $641.3 million at December 31, 2011. Increases in loans held for sale and investments were the primary contributors to overall asset growth, which were partially offset by decreases in loans and OREO. Total loans, including loans held for sale, were $487.9 million at September 30, 2012, down $1.5 million from $489.4 million at year-end 2011. The decrease in loans was primarily due to a decline of $8.4 million in construction and land development loans and $8.4 million in commercial real estate loans which were largely a result of continued loan payoffs prior to maturity, which we believe are reflective of the current low interest rate environment and economic conditions. These declines were partially offset by a modest increase in commercial and industrial loans and residential real estate loans. The ratio of the allowance for credit losses to total loans outstanding was 2.39%, 2.34%, and 2.30% at September 30, 2012, December 31, 2011 and September 30, 2011, respectively.

Capital ratios continue to exceed regulatory requirements for well-capitalized institutions. Tier 1 leverage and total risk based capital ratios at September 30, 2012 for the Company’s subsidiary, Bank of the Pacific, were 10.78% and 16.04%, respectively, compared to 10.35% and 15.05% at December 31, 2011.

Pacific's unaudited consolidated balance sheets at September 30, 2012 and December 31, 2011, unaudited consolidated statements of operations, selected performance ratios, and certain supplemental information regarding nonperforming assets and loan and deposit balances as of and for the three and nine months ended September 30, 2012 and 2011, follow.

PACIFIC FINANCIAL CORPORATION Condensed Consolidated Balance Sheets September 30, 2012 and December 31, 2011 (Dollars in thousands) (Unaudited)
	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$14,752	$12,607
Interest bearing deposits in banks	28,222	28,525
Investment securities available-for-sale (amortized cost of
$50,267 and $47,015)	51,704	47,652
Investment securities held-to-maturity (fair value of $6,897
and $7,118)	6,848	7,025
Federal Home Loan Bank stock, at cost	3,154	3,182
Loans held for sale	21,948	14,541

Loans	465,970	474,893
Allowance for credit losses	11,157	11,127
Loans, net	454,813	463,766

Premises and equipment	14,646	14,884
Other real estate owned	5,803	7,725
Accrued interest receivable	2,395	2,156
Cash surrender value of life insurance	17,663	17,275
Goodwill	11,282	11,282
Other intangible assets	1,268	1,268
Other assets	9,565	9,366

Total assets	$644,063	$641,254

Liabilities and Shareholders' Equity
Deposits:
Demand, non-interest bearing	$123,289	$108,899
Savings and interest-bearing demand	285,303	286,642
Time, interest-bearing	139,590	152,509
Total deposits	548,182	548,050

Accrued interest payable	235	1,490
Secured borrowings	219	741
Short-term borrowings	3,000	- -
Long-term borrowings	7,500	10,500
Junior subordinated debentures	13,403	13,403
Other liabilities	4,510	3,800
Total liabilities	577,049	577,984

Shareholders' Equity
Common Stock (par value $1); 25,000,000 shares authorized; 10,121,853 shares issued and outstanding at September 30, 2012 and December 31, 2011	10,122	10,122
Additional paid-in capital	41,360	41,342
Retained earnings	15,157	12,051
Accumulated other comprehensive income (loss)	375	(245)
Total shareholders' equity	67,014	63,270

Total liabilities and shareholders' equity	$644,063	$641,254

PACIFIC FINANCIAL CORPORATION

Condensed Consolidated Statements of Income

Three and nine months ended September 30, 2012 and 2011

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest and dividend income
Loans	$6,292	$6,861	$19,390	$20,459
Investment securities and FHLB dividends	440	516	1,378	1,548
Deposits with banks and federal funds sold	19	29	55	77
Total interest and dividend income	6,751	7,406	20,823	22,084

Interest Expense
Deposits	686	1,112	2,259	3,731
Other borrowings	143	224	462	833
Total interest expense	829	1,336	2,721	4,564

Net Interest Income	5,922	6,070	18,102	17,520
Provision for credit losses	- -	1,050	400	1,550
Net interest income after provision for credit losses	5,922	5,020	17,702	15,970

Non-interest Income
Service charges on deposits	406	470	1,256	1,350
Net gain (loss) on sales of other real estate owned	(18)	17	293	(126)
Gain on sales of loans	1,501	1,084	3,501	2,183
Net gain on sales of investments available-for-sale	65	352	164	536
Other-than-temporary-impairment loss	(160)	- -	(265)	(243)
Earnings on bank owned life insurance	130	135	388	398
Other operating income	519	397	1,363	1,061
Total non-interest income	2,443	2,455	6,700	5,159

Non-interest Expense
Salaries and employee benefits	4,101	3,363	11,823	10,188
Occupancy and equipment	614	623	1,865	1,908
Other real estate owned write-downs	364	62	698	599
Other real estate owned operating costs	101	89	401	293
Professional services	178	174	514	574
FDIC and State assessments	135	215	468	711
Data processing	355	336	1,048	920
Other	1,222	1,198	3,762	3,600
Total non-interest expense	7,070	6,060	20,579	18,793

Income before income taxes	1,295	1,415	3,823	2,336
Provision for income taxes	280	211	717	97
Net Income	$1,015	$1,204	$3,106	$2,239

Earnings per common share:
Basic	$0.10	$0.12	$0.31	$0.22
Diluted	0.10	0.12	0.31	0.22
Weighted Average shares outstanding:
Basic	10,121,853	10,121,853	10,121,853	10,121,853
Diluted	10,122,224	10,121,919	10,122,145	10,121,875

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Nine months ended September 30,
	2012	2011

Net interest margin (1)	4.23%	4.02%
Efficiency ratio (2)	82.97%	82.87%
Return on average assets	0.65%	0.46%
Return on average common equity	6.35%	4.87%

	As of Period End
	September 30,	December 31,
	2012	2011

Book value per common share	$6.62	$6.25
Tangible book value per common share (3)	$5.38	$5.01

Tier 1 Leverage Ratio	10.77%	10.18%
Tier 1 Risk Based Capital Ratio	14.76%	13.56%
Total Risk Based Capital Ratio	16.02%	14.82%

(1)	Net interest income divided by average earnings assets.
(2)	Non-interest expense divided by the sum of net interest income and noninterest income.
(3)	Total shareholders’ equity less intangibles divided by shares outstanding.

SUMMARY OF NON-PERFORMING ASSETS (in thousands)	September 30, 2012	December 31, 2011	September 30, 2011

Accruing loans past due 90 days or more (1)	$770	$299	$--
Non-accrual loans (2)	11,018	13,736	11,880
Total non-performing loans (3)	11,788	14,035	11,880

Other real estate owned and repossessions	5,803	7,725	8,709
Total non-performing assets	$17,591	$21,760	$20,589

Troubled debt restructured loans on accrual status	$126	$398	$398
Non-performing loans to total loans (4)	2.53%	2.96%	2.50%
Non-performing assets to total assets	2.73%	3.39%	3.15%
Allowance for loan losses to non-performing loans	94.65%	79.28%	91.94%
Allowance for loan losses to total loans (4)	2.39%	2.34%	2.30%

(1)	Made up entirely of loans that are fully guaranteed by the United States Department of Agriculture or Small Business Administration.
(2)	Includes $4,272,000, $7,734,000 and $4,942,000 in non-accrual troubled debt restructured loans (“TDRs”) as of September 30, 2012, December 31, 2011 and September 30, 2011, respectively.
(3)	Does not include TDRs on accrual status.
(4)	Excludes loans held for sale.

Loan Composition (in thousands)	September 30, 2012	December 31, 2011

Commercial and industrial	$98,002	$90,731
Real estate:
Construction, land development and other land loans	38,760	47,156
Residential 1-4 family	97,987	90,552
Multi-family	7,914	7,682
Commercial real estate – owner occupied	112,051	118,469
Commercial real estate – non owner occupied	100,995	103,005
Farmland	25,371	23,752
Consumer	7,641	8,928
Less unearned income	(803)	(841)

Total Loans (1)	$487,918	$489,434

(1)	Includes loans held for sale.

Deposit Composition (in thousands)	September 30, 2012	December 31, 2011

Non-interest bearing demand	$123,289	$108,899
Interest bearing demand	122,804	122,160
Money market deposits	99,630	99,031
Savings deposits	62,869	65,451
Time deposits	139,590	152,509

Total deposits	$548,182	$548,050

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION

DATED: October 29, 2012	By: /s/ Denise Portmann
Denise Portmann
Chief Financial Officer

-8-